Exhibit 99.1

DynCorp International Announces Secondary Offering of Class A Common Stock

FALLS CHURCH, Va., Aug 04, 2009 (BUSINESS WIRE) — DynCorp International Inc. (NYSE:DCP) announced today that DIV Holding LLC, an affiliate of Veritas Capital Management II, L.L.C., intends to commence an underwritten secondary public offering of 10 million shares of DynCorp International Class A common stock. In connection with the offering, DIV Holding expects to grant the underwriters a 30-day option to purchase up to an additional 1.5 million shares of Class A common stock. DynCorp International is not selling any shares in the offering and will not receive any proceeds from the offering.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as joint book-running managers for the offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. When available, a copy of the prospectus relating to the offering may be obtained by sending a request to Goldman, Sachs & Co., Prospectus Department, 100 Burma Road, Jersey City, NJ 07305, (phone  212.906.1171 and email prospectus-ny@ny.email.gs.com), or by sending a request to Credit Suisse, Prospectus Department, One Madison Avenue, New York, NY 10010 (phone 212.325.2580 and fax 212.325.8057).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

About DynCorp International

DynCorp International is a provider of specialized mission-critical services to civilian and military government agencies worldwide, and operates major programs in law enforcement training and support, security services, base operations, aviation services, contingency operations, and logistics support. DynCorp International is headquartered in Falls Church, Va.

SOURCE: DynCorp International

DynCorp International

Cindy Green, 817-224-1461

cindy.green@dyn-intl.com